Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the Fiscal Fourth Quarter and Year Ended December 27, 2009 and Announces Governance Changes

Greenwood Village, CO — February 18, 2010 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 and 52 weeks ended December 27, 2009 and announced several key governance changes impacting the Company.

Financial and Operational Results

Results for the 12 weeks ended December 27, 2009, compared to the 12 weeks ended December 28, 2008, are as follows:

•                  Restaurant revenue decreased 8.2% to $179.6 million.

•                  Company-owned comparable restaurant sales decreased 10.5%.

•                  Restaurant-level operating profit decreased 19.8% to $31.2 million.

•                  GAAP diluted earnings per share were $0.10 vs. $0.38 in the same period a year ago. GAAP diluted earnings per share in the fourth fiscal quarter 2008 included $0.05 per diluted share of asset impairment charges.

•                  Two new company-owned Red Robin® restaurants and one new franchised restaurant opened during the fourth quarter 2009.

Results for the 52 weeks ended December 27, 2009, compared to the 52 weeks ended December 28, 2008, are as follows:

•                  Restaurant revenue decreased 3.1% to $828.0 million.

•                  Company-owned comparable restaurant sales decreased 11.1%.

•                  Restaurant-level operating profit decreased 13.6% to $156.3 million.

•                  GAAP diluted earnings per share were $1.14, which included $0.21 per diluted share in compensation expense related to the Company’s tender offer for certain stock options and $0.03 per diluted share in costs related to the closing of four company-owned restaurants early in fiscal 2009, vs. GAAP diluted earnings per share in fiscal 2008 of $1.69, which included $0.09 per diluted share of asset impairment charges, $0.02 per diluted share of reacquired franchise costs, and $0.01 per diluted share of acquisition-related integration costs.

•                  A total of 20 new Red Robin® restaurants, 15 company-owned and five franchised locations were opened during the 52-week period.

As of the end of the fiscal year 2009, there were 306 company-owned and 133 franchised Red Robin® restaurants.

“While 2009 was, without a doubt, a difficult year for the restaurant industry and for Red Robin, we were able to leverage our experiences with marketing, promotional activity and consumer research to develop a comprehensive plan to drive traffic in 2010,” said Dennis Mullen, Red

Robin Gourmet Burgers, Inc.’s chief executive officer.  “We expect that our 2010 plan will allow us to strengthen guest loyalty and retention with product news that emphasizes Red Robin quality, variety and value, and remain focused on the fundamentals of our business by managing controllable costs and further increasing brand awareness.  In addition, as follow up to a Form 13D filing with the SEC on December 22, 2009, we have had constructive dialog with the shareholder group that filed the Form 13D, and our independent directors have also had discussions with our large shareholders.  We also are implementing several corporate governance changes that have been under consideration for some time that we believe will benefit the Company and its shareholders. And, as always, we are extremely proud of our Team Members for their hard work and dedication to serving our Guests and contributing to Red Robin’s success.”

Fiscal Fourth Quarter 2009 Results

Comparable restaurant sales decreased 10.5% for company-owned restaurants in the fiscal fourth quarter of 2009 compared to the fiscal fourth quarter of 2008, driven by a 9.3% decrease in guest counts and a 1.2% decrease in the average guest check.  Average weekly comparable sales from the 277 company-owned comparable restaurants were $50,249 in the fiscal fourth quarter of 2009, compared to $57,073 for the 241 company-owned comparable restaurants in the fiscal fourth quarter of 2008.  Average weekly sales for the 29 non-comparable company-owned restaurants were $49,167 in the fiscal fourth quarter of 2009, compared to $55,188 for the 39 non-comparable restaurants in the fiscal fourth quarter a year ago.  For all company-owned restaurants, average weekly sales were $50,148 from the 3,666 operating weeks in the fiscal fourth quarter of 2009 compared to $56,446 from the 3,537 operating weeks in the fiscal fourth quarter of 2008.

Total company revenues, which include company-owned restaurant sales and franchise royalties and fees, decreased 8.3% to $182.2 million in the fiscal fourth quarter of 2009, versus $198.6 million last year.  Franchise royalties and fees decreased 13.4% to $2.6 million in the fiscal fourth quarter of 2009 compared to $3.0 million in the same period a year ago.

For the fiscal fourth quarter of 2009, the Company’s U.S. franchise restaurant sales of $61.9 million were lower compared to $68.4 million in the prior year period.  Comparable sales in the fiscal fourth quarter of 2009 for franchise restaurants in the U.S. decreased 11.9% and for franchise restaurants in Canada increased 0.5% from the fiscal fourth quarter of 2008.  Average weekly comparable sales for the U.S. franchised restaurants were $45,798 from the 104 comparable restaurants in the fiscal fourth quarter of 2009, compared to $52,161 for the 96 comparable restaurants in the fiscal fourth quarter of 2008.  Average weekly sales in the fiscal fourth quarter of 2009 for the Company’s 18 comparable franchise restaurants in Canada were C$49,297 versus C$49,072 in the same period last year.  Canadian results are in Canadian dollars.

Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.  The Company’s restaurant-level operating profit metric is designed to afford management and investors with a basis for considering and comparing performance at the store level.  It is not calculated in conformity with generally accepted accounting principles (“GAAP”).  It is intended to supplement, rather than replace GAAP results.   Restaurant-level operating profit is useful to management and to the Company’s investors because it allows management and investors to separate discrete operations of the restaurants from corporate infrastructure and overhead expenses, thus permitting a comparison of the performance of the Company at the restaurant operations level both internally among the

Company’s restaurants, and externally to other restaurant companies.  As this measure has been used for years, it also provides investors a basis of comparison of margins for the Company’s individual restaurants historically.

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant impairment costs in the event closure or impairment charges are incurred.  The measure includes occupancy costs which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs.  The measure does not include general and administrative costs, pre-opening costs and costs associated with the tender offer of stock options attributed to non-restaurant employees. The measure also does not include depreciation and amortization expense because it represents a historical sunk cost which does not impact the profitability of the operations of the restaurants in the current economic environment for the periods presented.

As the Company’s marketing strategies have evolved, the Company has determined that marketing-related expenses are best reflected in the selling, general and administrative expense category of the Company’s income statement.  The coordination and management of marketing strategies have historically been made at the discretion of the Company’s restaurant general managers.  However, beginning with the launch of the Company’s first media advertising campaigns in 2007, these strategies are now being developed and implemented at the direction of the Company’s centralized marketing organization.  As further noted in Schedule I of this earnings release, the Company has reclassified marketing-related expenses from restaurant operating expenses to the selling, general and administrative expense category.  The Company has reclassified all periods presented in its income statement for purposes of comparability.  The table below outlines the fiscal quarter and full year impact of this reclassification of marketing expenses from operating expenses to selling general and administrative expenses for the years 2008 and 2009.  (In millions.)

	Q1	Q2	Q3	Q4	2009
	(16 weeks)	(12 weeks)	(12 weeks)	(12 weeks)	(52 weeks)
Restaurant operating costs	$(4.6)	$(3.4)	$(4.0)	$(3.2)	$(15.2)
Selling, general, and administrative costs	$4.6	$3.4	$4.0	$3.2	$15.2

	Q1	Q2	Q3	Q4	2008
	(16 weeks)	(12 weeks)	(12 weeks)	(12 weeks)	(52 weeks)
Restaurant operating costs	$(6.9)	$(5.6)	$(5.7)	$(5.4)	$(23.6)
Selling, general, and administrative costs	$6.9	$5.6	$5.7	$5.4	$23.6

Selling, general and administrative expenses as adjusted were $17.4 million in the fiscal fourth quarter of 2009 and $17.2 million in the fiscal fourth quarter of 2008, which were 9.6% and 8.7% of total revenue, respectively.

Net interest expense was $1.8 million in the fiscal fourth quarter of 2009 and $2.1 million in the fiscal fourth quarter of 2008.

Net income for the fiscal fourth quarter of 2009 was $1.6 million or $0.10 per diluted share, compared to net income of $5.8 million, or $0.38 per diluted share, in the fiscal fourth quarter of 2008.

Schedule II of this earnings release reconciles the impact on net income and diluted earnings per share as reported on a GAAP basis in the fiscal fourth quarters and fiscal full years 2009 and 2008 to adjusted amounts excluding certain charges in the fourth quarter of 2008 and fiscal year 2008 and 2009.

For the full fiscal year 2009, the Company’s effective tax rate was 18.3%, which was below the 21.0% that was previously estimated and lower than the 26.6% effective tax rate for the full fiscal year 2008.

Balance Sheet and Liquidity

On December 27, 2009, the Company held $20.3 million in cash and equivalents and had a total outstanding debt balance of $191.3 million, including $122.7 million in borrowings under the $150 million term loan, $62.0 million of borrowings under the $150 million revolving credit facility and $6.6 million outstanding for capital leases.  The Company has also issued $5.0 million of outstanding letters of credit under its revolving credit facility.  Since the end of the fourth quarter, the Company has made additional debt repayments of $4.5 million on its revolving facility and $4.6 million on the term loan.

The Company is subject to a number of customary covenants under its credit agreement, including limitations on additional borrowings, acquisitions, dividend payments, and requirements to maintain certain financial ratios.  As of December 27, 2009, the Company was in compliance with all of its debt covenants, and we expect to remain in full compliance.

Corporate Governance Update

Today the Company announced several changes to its corporate governance structure that have been under consideration for some time.  The Board of Directors approved the separation of the chairman and chief executive officer roles effective immediately.  The chairman role will be assumed by board member Pattye Moore — a former president and former board member of Sonic Corp. between 2000 and 2006 and who joined the Red Robin Board in August 2007 — and Dennis Mullen will continue in his role as chief executive officer and a member of the board.  The Company also announced that its two Class II directors, Edward Harvey and Gary Singer, whose terms will expire at the Annual Stockholders Meeting in 2010, have decided to not stand for reelection for personal reasons.  Mr. Harvey, who joined the Company’s board in 2000, currently serves as the board’s lead independent director.  Mr. Singer, who joined the Company’s board in 1993, currently serves as the chair of the Nominating & Governance Committee of the board.  The board will make further announcements related to the Board of Directors at a later time.

The Board of Directors also recently made changes to certain components of its executive compensation to add certain performance metrics.  In addition to the changes to Mr. Mullen’s base compensation previously announced in the Company’s 8-K filing on January 11, 2010, the board intends to amend the equity compensation program for all of the Company’s executive officers.  Mr. Mullen’s equity awards to be granted in 2010 will be 100% performance-based.  For all other executive officer equity awards, all stock options will be performance-based, and restricted stock awards will vest with the passage of time.  The metric to be used to measure performance-based vesting will be based on a “Total Shareholder Return” calculation.  More details on the specific metrics and other elements of executive compensation will be available in the Company’s proxy statement for the 2010 annual meeting of stockholders.

Pattye Moore, Red Robin’s new board chair, said, “The Company’s Board of Directors has taken these steps to further align executive compensation with the long-term performance of the Company and shareholder interests.”

Outlook

The Company’s fiscal first quarter of 2010 is a 16-week quarter.  Five new company-owned restaurants are currently under construction.  Three of these restaurants are expected to open in the fiscal first quarter.  Two new franchised restaurants are currently under construction and are expected to open early in the fiscal second quarter of 2010.  During fiscal year 2010, the Company expects to open between 11 and 13 new company-owned restaurants and franchisees are expected to open four to five new restaurants.

For the 2010 fiscal year, which is a 52-week year, the Company expects revenues of $887 million to $895 million and net income of $1.27 to $1.45 per diluted share.  These projected results are also based upon certain assumptions, including an expected comparable restaurant sales result of up 2.4% to 3.4%.  Through February 14, 2010, the first seven weeks of the Company’s 16-week fiscal first quarter of 2010, comparable restaurant sales decreased 7.8% from the prior year comparable period for company-owned restaurants.  The Company estimates that the impact from winter storms in several of our markets during this seven week period impacted our comparable restaurant sales by approximately -0.8%.

The Company’s annual financial guidance includes the launch next week of a $6.7 million national advertising campaign that will be funded by the Company for the spring 2010 promotion.  Depending on the success of the spring promotion, the Company expects to spend another $10 million in company-sponsored advertising to be funded for the remaining two limited time offer (LTO) promotions that the Company expects will be supported with television in the summer and fall.  Total 2010 television advertising spending is expected to be approximately $16.0 million to $17.0 million — up from $2.3 million invested in television in fiscal year 2009.  The Company’s total marketing expense in 2010 is expected to be about $31 million compared to $15.2 million spent in fiscal 2009, which is included in selling, general and administrative expense in both years. The 2010 advertising campaign begins on February 22, 2010 for the spring LTO promotion, and will run for four weeks over a five-week period of the eight-week LTO promotion window.  The timing of the summer and fall 2010 promotion has not been committed yet.

Based on the Company’s development plans and other infrastructure and maintenance costs, the Company expects fiscal year 2010 capital expenditures to be approximately $35 million to $40 million, which will be funded entirely out of operating cash flow. The Company will also make scheduled payments of $18.7 million required by the term loan portion of its existing credit facility from free cash flow after capital expenditures in fiscal year 2010 and expects to use its remaining free cash flow to make payments on the Company’s revolving credit facility.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal fourth quarter and year-end 2009 results today at 5:00 p.m. ET. The conference call number is (877) 407-4018.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 430 Red Robin® restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those under the heading “Outlook,” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipates,” “assumptions,” “believe,” “continue,” “expects,” “guidance,” “will” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the downturn in general economic conditions including severe volatility in financial markets, high levels of unemployment and decreasing consumer confidence, resulting in changes in consumer preferences, or consumer discretionary spending; the effectiveness of our advertising strategy;  potential fluctuation in our quarterly operating results due to economic conditions, seasonality and other factors; changes in availability of capital or credit facility borrowings to us and to our franchisees; the adequacy of cash flows generated by our business to fund operations and growth opportunities; the effect of increased competition in the casual dining market and discounting by competitors; our ability to achieve and manage our planned expansion, including both in new markets and existing markets; changes in the cost and availability of building materials and restaurant supplies; the concentration of our restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; changes in the availability and costs of food; changes in labor and energy costs and changes in the ability of our vendors to meet our supply requirements; labor shortages, particularly in new markets; the effectiveness of our initiative to normalize new restaurant operations; lack of awareness of our brand in new markets; concentration of less mature restaurants in the comparable restaurant base which impacts profitability; the ability of our franchisees to open and manage new restaurants; health concerns about our food products and food preparation; our ability to protect our intellectual property and  proprietary information; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
(Unaudited)

	December 27, 2009	December 28, 2008
Assets:
Current Assets:
Cash and cash equivalents	$20,268	$11,158
Accounts receivable, net	4,703	5,611
Inventories	14,526	13,123
Prepaid expenses and other current assets	6,203	9,032
Income tax receivable	4,713	6,208
Deferred tax asset	4,127	3,366
Restricted current assets—marketing funds	665	1,590
Total current assets	55,205	50,088
Property and equipment, net	431,536	442,012
Goodwill	61,769	60,982
Intangible assets, net	47,426	51,990
Other assets, net	4,159	4,665
Total assets	$600,095	$609,737

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$10,891	$11,966
Construction related payables	3,181	9,747
Accrued payroll and payroll related liabilities	26,912	25,489
Unearned revenue	15,437	11,997
Accrued liabilities	18,818	20,385
Accrued liabilities—marketing funds	665	1,590
Current portion of term loan notes payable	18,739	10,313
Current portion of long-term debt and capital lease obligations	779	696
Total current liabilities	95,422	92,183
Deferred rent	30,996	26,790
Long-term portion of term loan notes payable	103,954	122,687
Other long-term debt and capital lease obligations	67,862	88,876
Other non-current liabilities	13,239	10,293
Total liabilities	311,473	340,829

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 17,079,267 and 16,954,205 shares issued; 15,586,948 and 15,461,925 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 1,492,280 shares, at cost	(50,125)	(50,125)
Paid-in capital	167,637	165,932
Accumulated other comprehensive loss, net of tax	(1,212)	(1,622)
Retained earnings	172,305	154,706
Total stockholders’ equity	288,622	268,908
Total liabilities and stockholders’ equity	$600,095	$609,737

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008
Revenues:
Restaurant revenue	$179,595	$195,604	$828,031	$854,690
Franchise royalties and fees	2,560	2,956	12,825	14,323
Rent revenue	42	36	189	202
Total revenues	182,197	198,596	841,045	869,215
Costs and expenses:
Restaurant operating costs:
Cost of sales	42,723	46,905	199,195	203,463
Labor	63,918	67,307	287,981	289,702
Operating	27,214	28,843	122,183	123,823
Occupancy	14,584	13,713	62,420	56,908
Depreciation and amortization	13,351	12,910	57,166	51,687
Selling, general and administrative expenses	17,376	17,229	80,463	87,976
Pre-opening costs	433	844	3,696	8,109
Asset impairment charge	—	978	—	1,906
Reacquired franchise and other acquisition costs	—	—	—	451
Total costs and expenses	179,599	188,729	813,104	824,025
Income from operations	2,598	9,867	27,941	45,190
Other (income) expense:
Interest expense, net	1,798	2,133	6,792	8,237
Other	(409)	32	(380)	14
Total other expenses	1,389	2,165	6,412	8,251
Income before income taxes	1,209	7,702	21,529	36,939
Provision for income taxes	(422)	1,919	3,930	9,813
Net income	$1,631	$5,783	$17,599	$27,126
Earnings per share:
Basic	$0.11	$0.38	$1.14	$1.70
Diluted	$0.10	$0.38	$1.14	$1.69
Weighted average shares outstanding:
Basic	15,436	15,308	15,392	15,927
Diluted	15,555	15,372	15,504	16,047

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)

	Year Ended
	December 27, 2009	December 28, 2008
Cash Flows From Operating Activities:
Net income	$17,599	$27,126
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,166	51,687
Provision (benefit) for deferred income taxes	(1,290)	6,670
Asset impairment charge	—	1,906
Amortization of debt issuance costs	342	310
Stock-based compensation	6,889	6,831
Restaurant closure costs	562	—
Changes in operating assets and liabilities, net of effects of acquired business:
Accounts receivable	908	(848)
Inventories	(1,403)	(1,961)
Prepaid expenses and other current assets	3,583	759
Income tax refund receivable	1,495	(1,448)
Other assets	(825)	(1,051)
Trade accounts payable and accrued liabilities	1,383	(3,879)
Deferred rent	4,206	5,062
Net cash provided by operating activities	90,615	91,164

Cash Flows From Investing Activities:
Purchases of property and equipment	(48,469)	(83,227)
Acquisition of franchise restaurants, net of cash acquired	(1,248)	(29,969)
Changes in marketing fund restricted cash	169	72
Net cash used in investing activities	(49,548)	(113,124)

Cash Flows From Financing Activities:
Borrowings of long-term debt	204,900	164,950
Payments of long-term debt and capital leases	(235,956)	(96,486)
Purchase of treasury stock	—	(50,042)
Proceeds from exercise of stock options and employee stock purchase plan	1,051	1,456
Payment of tender offer for stock options	(2,167)	—
Excess tax benefit related to exercise of stock options	215	326
Debt issuance costs	—	—
Net cash (used in) / provided by financing activities	(31,957)	20,204

Net increase (decrease) in cash and cash equivalents	$9,110	$(1,756)
Cash and cash equivalents, beginning of year	11,158	12,914
Cash and cash equivalents, end of year	$20,268	$11,158

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs.  It does not include general and administrative costs, pre-opening costs, reacquired franchise costs, legal settlements and costs associated with the tender offer of stock options attributed to non-restaurant employees. The measure also does not include depreciation and amortization expense because it represents a historical sunk cost which does not impact the profitability of the operations of the restaurants in the current economic environment for the periods presented. The Company believes that restaurant-level operating profit is an important measure of financial performance for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and fifty-two weeks ended December 27, 2009 and December 28, 2008, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended
	December 27, 2009		December 28, 2008
	As Reported		As Presented		As Previously Reported
Restaurant revenues	$179,595	98.6%	$195,604	98.5%	$195,604	98.5%
Restaurant operating costs:
Cost of sales	42,723	23.8	46,905	24.0	46,905	24.0
Labor	63,918	35.6	67,307	34.4	67,307	34.4
Operating	27,214	15.2	28,843	14.7	34,256	17.5
Occupancy	14,584	8.1	13,713	7.0	13,713	7.0
Restaurant-level operating profit	31,156	17.3	38,836	19.9	33,423	17.1

Add — other revenues	2,602	1.4	2,992	1.5	2,992	1.5
Deduct — other operating:
Depreciation and amortization	13,351	7.3	12,910	6.5	12,910	6.5
Selling, general and administrative	17,412	9.6	17,229	8.7	11,816	5.9
Pre-opening costs	433	0.2	844	0.4	844	0.4
Asset impairment charge	—	—	978	0.5	978	0.5
Restaurant closure costs	(36)	—	—	—	—	—
Total other operating	31,160	17.1	31,961	16.1	26,548	13.3

Income from operations	2,598	1.4	9,867	5.0	9,867	5.0

Total other expenses, net	1,389	0.8	2,165	1.1	2,165	1.1
Provision for income taxes	(422)	(0.2)	1,919	1.0	1,919	1.0
Total other	967	0.5	4,084	2.1	4,084	2.1

Net income	$1,631	0.9%	$5,783	2.9%	$5,783	2.9%

	Fifty-two Weeks Ended
	December 27, 2009		December 28, 2008
	As Reported		As Presented		As Previously Reported
Restaurant revenues	$828,031	98.5%	$854,690	98.3%	$854,690	98.3%
Restaurant operating costs:
Cost of sales	199,195	24.1	203,463	23.8	203,463	23.8
Labor	287,095	34.7	289,702	33.9	289,702	33.9
Operating	122,183	14.8	123,823	14.5	147,395	17.2
Occupancy	62,420	7.5	56,908	6.7	56,908	6.7
Tender offer stock-based compensation expense	886	0.1	—	—	—	—
Restaurant-level operating profit	156,252	18.9	180,794	21.2	157,222	18.4

Add — other revenues	13,014	1.5	14,525	1.7	14,525	1.7
Deduct — other operating:
Depreciation and amortization	57,166	6.8	51,687	5.9	51,687	5.9
Selling, general and administrative	76,785	9.1	87,976	10.1	64,404	7.4
Pre-opening costs	3,696	0.4	8,109	0.9	8,109	0.9
Tender offer stock-based compensation expense	3,116	0.4	—	—	—	—
Asset impairment charge	—	—	1,906	0.2	1,906	0.2
Restaurant closure costs	562	0.1	—	—	—	—
Reacquired franchise and other acquisition costs	—	—	451	0.1	451	0.1
Total other operating	141,325	16.8	150,129	17.2	126,557	14.5

Income from operations	27,941	3.3	45,190	5.2	45,190	5.2

Total other expenses, net	6,412	0.8	8,251	0.9	8,251	0.9
Provision for income taxes	3,930	0.5	9,813	1.1	9,813	1.1
Total other	10,342	1.2	18,064	2.0	18,064	2.0

Net income	$17,599	2.1%	$27,126	3.2%	$27,126	3.2%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

(In thousands, except per share and percentage data)

In addition to the results provided in accordance with generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the twelve and fifty-two weeks ended December 27, 2009, year-over-year change in net income and diluted net income per share, asset impairment charges, the reacquired franchise costs and other acquisition related costs, the legal settlement expense and acquisition-related integration costs incurred during the twelve and fifty-two weeks ended December 27, 2009 and December 28, 2008, as described previously.  The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	Twelve Weeks Ended				Year Over Year
	December 27, 2009		December 28, 2008		Percentage Change
	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS
Reported	$1,631	$0.10	$5,783	$0.38	-71.8%	-73.7%

After-tax impact of :
Restaurant closure costs	(49)	—	—	—
Asset impairment charges	—	—	734	0.05
	(49)	—	734	0.05

Adjusted	$1,582	$0.10	$6,517	$0.43	-75.7%	-76.7%

	Fifty-Two Weeks Ended				Year Over Year
	December 27, 2009		December 28, 2008		Percentage Change
	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS
Reported	$17,599	$1.14	$27,126	$1.69	-35.1%	-32.5%

After-tax impact of :
Cash tender offer	3,271	0.21	—	—
Asset impairment charges	—	—	1,399	0.09
Restaurant closure costs	459	0.03	—	—
Reacquired franchise rights and other acquisition costs	—	—	331	0.02
Acquisition-related integration costs	—	—	193	0.01
	3,730	0.24	1,923	0.12

Adjusted	$21,329	$1.38	$29,049	$1.81	-26.6%	-23.7%